UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

The L.S. Starrett Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 10, 2024

The L.S. Starrett Company

(Exact name of registrant as specified in its charter)

Massachusetts	1-367	04-1866480
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

121 Crescent Street, Athol, MA 01331

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (978) 249-3551

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common - $1.00 Per Share Par Value	SCX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01 Other Events.

As previously disclosed, on March 8, 2024, The L.S. Starrett Company, a Massachusetts corporation (the “Company” or “Starrett”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Uhu Inc., a Delaware corporation (“Parent”) and an affiliate of MiddleGround Capital, and Unicornfish Corp., a Massachusetts corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent. On April 12, 2024, Starrett filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the Merger (the “Proxy Statement”).

Since the filing of the Proxy Statement, two complaints have been filed against Starrett and the members of its Board of Directors in the Supreme Court of the State of New York, County of New York, captioned Richard Williams, derivatively on behalf of The L.S. Starrett Company v. Thomas J. Riordan, Christopher C. Gahagan, Douglas A. Starrett, Deborah R. Gordon, Scott W. Sproule, Charles J. Alpuche, and The L.S. Starrett Company (filed May 2, 2024) and Matthew Stevens, derivatively on behalf of The L.S. Starrett Company v. Thomas J. Riordan, Christopher C. Gahagan, Douglas A. Starrett, Deborah R. Gordon, Scott W. Sproule, Charles J. Alpuche, and The L.S. Starrett Company (filed May 2, 2024) (collectively, the “Merger Actions”). The Merger Actions allege that the Proxy Statement misrepresents and/or omits certain purportedly material information.

Additionally, Starrett has received written demands from various purported Starrett shareholders alleging similar insufficiencies in the preliminary proxy statement filed by Starrett with the SEC on April 2, 2024, or the Proxy Statement (such letters, collectively with the Merger Actions, the “Litigation Matters”).

Starrett believes that the claims asserted in the Litigation Matters are without merit and that no further disclosure beyond that already contained in the Proxy Statement is required under applicable law, as claimed in the Litigation Matters. Nonetheless, to avoid the risk that litigation may delay or otherwise adversely affect the consummation of the Merger and to minimize the expense of defending against the Litigation Matters, and without admitting any liability or wrongdoing, Starrett is making the following supplemental disclosures to the Proxy Statement (the “Supplemental Disclosures”). If additional similar complaints are filed, absent new or significantly different allegations, the Company will not necessarily disclose such additional filings. Nothing in this Current Report on Form 8-K (this “Current Report”) shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the supplemental disclosures set forth herein. To the contrary, Starrett specifically denies all allegations in the Litigation Matters, including that any additional disclosure was or is required, and believes that the Supplemental Disclosures are immaterial.

The Supplemental Disclosures amend and supplement, and should be read in conjunction with the Proxy Statement, which should be read in its entirety and is available on the SEC’s website at www.sec.gov, along with periodic reports and other information Starrett files with the SEC. The Supplemental Disclosures will not change the consideration to be paid to Starrett shareholders in connection with the Merger or the timing of the special meeting of Starrett shareholders (the “Special Meeting”) to be held virtually on May 21, 2024, at 10:00 a.m. Eastern Time. Starrett shareholders will be able to virtually attend and vote at the Special Meeting via the internet at meetnow.global/M5DW22D.

All page references in the information below are to pages in the Proxy Statement, and all capitalized terms used but not defined below shall have the meanings set forth in the Proxy Statement. To the extent the following information differs from or conflicts with the information contained in the Proxy Statement, the information set forth below shall be deemed to supersede the respective information in the Proxy Statement. New text within the amended and supplemented language from the Proxy Statement is indicated in bold and underlined text (e.g., bold, underlined text), and deleted text within the amended and supplemented language from the Proxy Statement is indicated in bold and strikethrough text (e.g., ~~bold, strikethrough text~~).

The disclosure in the section entitled “Background of the Merger,” beginning on page 33 of the Proxy Statement, is hereby amended and supplemented as follows:

The paragraph beginning “On November 13, 2023, the Transaction Committee convened” on page 37 of the Proxy Statement is hereby amended and supplemented as follows:

On November 13, 2023, the Transaction Committee convened a meeting via videoconference with Mr. Starrett and representatives of Lincoln and Ropes & Gray attending, to discuss each of the November 9 Parent Proposal, the November 9 Party B Proposal and the November 10 Party C Proposal. A representative of Lincoln noted that Party B had engaged several third-party advisors, completed more diligence than the other parties and delivered a mark-up of the merger agreement, which positioned it to be capable of entering into a definitive agreement more quickly than the other parties, but its proposed aggregate purchase price and resulting EBITDA multiple were meaningfully lower than in the September 21 Party B Proposal and the other proposals. He also noted that the proposed purchase prices in the November 9 Parent Proposal and the November 10 Party C Proposal represented EBITDA multiples similar to what was in their original bids, although neither had done as much diligence as Party B to inform their proposals and both only provided high-level issues lists regarding the draft merger agreement. In addition, both Parent and Party C stated that they would require extended periods to complete diligence and sign a definitive agreement. A representative of Ropes & Gray then provided a brief overview of the proposed merger agreement terms included in the proposals, noting, among other things, that the proposed terms were similar and generally within an expected range for a transaction of this nature. Following discussion, the Transaction Committee directed Lincoln to contact Parent and Party C and request best and final proposals to acquire 100% of the Company’s shares on or before December 1, 2023 and to encourage each party to complete substantial diligence to inform those bids. The directors also confirmed that, given Party B’s proposed price, that Party B should not be asked to submit an updated bid and that management should not prioritize any further diligence inquiries from Party B. A representative of Ropes & Gray then reminded the Company Board of its fiduciary duties in connection with a transaction involving a sale of the Company. He noted that certain bidders, including Parent, invited management to rollover their Shares in the transaction and anticipated negotiating post- closing compensation packages with officers, which could mean management has different interests in a sale transaction than other Shareholders. Mr. Starrett confirmed that neither he nor other members of management had discussed a roll-over of Shares with any bidder, including Parent, and acknowledged that they would not have any such conversations without permission from the Company Board. Regardless, no such conversations occurred before the Company entered into the Merger Agreement. To further mitigate any potential conflicts, the representative of Ropes & Gray recommended that the independent directors meet regularly in executive session without Mr. Starrett, the sole management director on the Company Board, to discuss the potential transaction.

The disclosure in the section entitled “Summary of Lincoln’s Financial Analysis,” beginning on page 50 of the Proxy Statement, is hereby amended and supplemented as follows:

The paragraph beginning “Lincoln performed a discounted cash flow analysis” on page 50 of the Proxy Statement is hereby amended and supplemented as follows:

Lincoln performed a discounted cash flow analysis of the Company. A discounted cash flow analysis is a valuation methodology used to derive an intrinsic valuation of a company by calculating the present value of its estimated future cash flows. For purposes of its discounted cash flow analysis, Lincoln utilized and relied upon Management’s Projections, which provided a financial forecast for the fiscal years 2024 through 2026. Lincoln performed a discounted cash flow analysis of the projected unlevered free cash flows of the Company of approximately $10.0 million for the 6-months ending fiscal year 2024, approximately $8.0 million for fiscal year 2025, and approximately $14.0 million for fiscal year 2026, based on the forecasted unlevered after-tax net operating profits, utilizing a 30% tax rate, adjusted for non-cash charges, working capital investments, and capital expenditures as provided for in Management’s Projections. For further information regarding Management’s Projections, see “Certain Unaudited Prospective Financial Information.” Lincoln calculated the present value of the projected unlevered free cash flows utilizing an estimate of the Company’s weighted average cost of capital for the discount rate. In calculating the net present value of the unlevered free cash flows in the discounted cash flow analysis, Lincoln utilized a weighted average cost of capital range of 15.50% to 17.50%. The discount rate range was selected giving consideration to market-based and company-specific risks and was based on Lincoln’s professional judgment and experience. Lincoln calculated the Company’s terminal value range of approximately $110.0 million to approximately $140.0 million using the Gordon Growth perpetuity formula by applying an assumed perpetuity growth rate range of 2.0% to 3.0% to the Company’s terminal year unlevered free cash flows of approximately $17.0 million, normalizing depreciation for 95.0% of capital expenditures and working capital investments for the midpoint of the range of perpetuity growth rates. Lincoln discounted the indicated terminal value to present value using the selected range of discount rates and added the present value of the unlevered free cash flows and the present value of certain tax benefits of approximately $7.0 million based on the tax savings from intangible asset amortization and net operating carryforward losses as provided for in the schedule provided by Management (the “Tax Benefits”). Based on these assumptions, and after rounding, Lincoln’s discounted cash flow analysis indicated an estimated enterprise value range for the Company, including the Tax Benefits, of approximately $120.0 million to approximately $145.0 million. Lincoln then calculated an estimated equity value range for the Company of approximately $110.0 million to approximately $135.0 million by adding the amount of the Company’s cash and cash equivalents of approximately $6.0 million, subtracting the amount of the Company’s debt and debt-like items of approximately $8.0 million, and adjusting for the Company’s pension liability of approximately $8.0 million, net of tax benefits, each as of December 31, 2023. The resulting estimated equity value range of approximately $110.0 million to approximately $135.0 million was then divided by the number of fully diluted Shares outstanding of approximately 7.7 million as of March 4, 2024, as provided by Management, to derive a range of equity values per share of $14.31 to $17.56, as compared to the Merger Consideration of $16.19 per Share in the Merger.

The paragraph beginning “Based on the selected range and after rounding, Lincoln’s selected public companies” on page 51 of the Proxy Statement is hereby amended and supplemented as follows:

Based on the selected range, and after rounding, Lincoln’s selected public companies indicated an estimated enterprise value range for the Company, including the Tax Benefits, of approximately $118.0 million to approximately $148.0 million. Lincoln then calculated an estimated equity value range of approximately $108.0 million to approximately $138.0 million for the Company by adding the amount of the Company’s cash and cash equivalents of approximately $6.0 million, subtracting the amount of the Company’s debt and debt-like items of approximately $8.0 million, and adjusting for the Company’s pension liability of approximately $8.0 million, net of tax benefits, each as of December 31, 2023. The resulting estimated equity value range was then divided by the number of fully diluted Shares outstanding of approximately 7.7 million as of March 4, 2024, as provided by Management, to derive a range of equity values per share of $14.05 to $17.95, as compared to the Merger Consideration in the Merger.

The table following the paragraph beginning “Lincoln reviewed publicly available information related to selected mergers and acquisitions” on page 51 of the Proxy Statement is hereby amended and supplemented as follows:

Enterprise Value as a Multiple of
Announcement	Target	Acquirer	Closing Date	Enterprise Value	LTM Revenue	LTM EBITDA
February 2021	General Tool & Instruments LLC	Worthington Industries, Inc.	1/29/2021	$120.0 million	1.77x	7.9x
December 2020	Applied Vision Corporation	Antares Vision, Inc.	12/16/2020	$45.0 million	1.58x	11.0x

The disclosure in the section entitled “Miscellaneous,” beginning on page 52 of the Proxy Statement, is hereby amended and supplemented as follows:

The paragraph beginning “Lincoln and its affiliates provide a range of investment banking and financial services” on page 52 of the Proxy Statement is hereby amended and supplemented as follows:

Lincoln and its affiliates provide a range of investment banking and financial services and, in that regard, Lincoln and its affiliates have provided, are currently providing, and may in the future provide investment banking and other financial services to the Company, Parent, or each of their respective affiliates, for which Lincoln and its affiliates would expect to receive compensation. Lincoln has not directly provided such services to Parent, but may do so in the future. Lincoln was engaged by the Company on November 20, 2023 to render an opinion to the Company Board as to whether the Merger Consideration to be received by Shareholders, other than any Shares described in Section 2.1(b) of the Merger Agreement and any Dissenting Shares (as defined in the Merger Agreement), in connection with the Merger was fair, from a financial point of view, to such Company shareholders. Lincoln received fees for its services of approximately $300,000, of which $150,000 was payable at the time Lincoln was engaged by the Company, and the remaining $150,000 ~~the remainder~~ of which became payable upon Lincoln informing the Company Board that it was prepared to deliver its opinion as requested, which are in addition to any payments due to Lincoln under the terms of the M&A Engagement Letter (as defined below). No portion of Lincoln’s fee in connection with the delivery of its opinion is contingent upon either the conclusion reached in its opinion or the consummation of the Merger. Pursuant to the engagement letter between Lincoln and the Company, the Company agreed to customary expense reimbursement and indemnification provisions. In the two years immediately prior to delivering the Opinion, Lincoln was (i) engaged on April 17, 2023 to act as lead financial advisor to the Company in connection with a potential transaction (the “M&A Engagement Letter”) and (ii) Lincoln had been engaged to provide financial advisory services to affiliates and portfolio companies of MiddleGround Capital LLC (“MiddleGround” and such engagements the “MiddleGround Engagements”). Lincoln will receive a customary fee of approximately $2.25 million from the Company for our services under the M&A Engagement Letter, ~~a portion~~ $100,000 of which has been paid, and ~~a significant portion~~ $2.15 million of which is contingent upon the successful completion of the Merger; such fee under the M&A Engagement Letter is separate from, and in addition to, the fee being paid to Lincoln for delivery of its opinion. Lincoln has received, and will or may receive in the future, customary fees for our services, reimbursement for certain expenses, and indemnification against certain liabilities in connection with the MiddleGround Engagements. Fees attributable to Lincoln’s active engagement with a company in which MiddleGround is a shareholder is indeterminable as the engagement is ongoing and the outcome is unknown. The potential fees received will not be material to the overall financial results of Lincoln. In addition, in 2023, Lincoln received a fee of £1.3 million in connection with a MiddleGround Engagement. Also in 2023, Lincoln was retained in connection with a MiddleGround Engagement for which it could receive up to $2 million of fees and to date has received fees of $1 million , which amount was not paid by MiddleGround or any of its affiliates. In 2022, Lincoln was engaged on a project in connection with a MiddleGround Engagement that did not result in any fees.

Additional Information and Where to Find It

This Current Report relates to the proposed acquisition of Starrett by Parent. This Current Report does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, Starrett filed the Proxy Statement with the SEC on April 12, 2024. Starrett mailed or otherwise provided the Proxy Statement to its shareholders on or about April 12, 2024. Starrett may also file other documents with the SEC regarding the proposed transaction. This Current Report is not a substitute for the Proxy Statement or any other document that may be filed by Starrett with the SEC.

BEFORE MAKING ANY VOTING DECISION, STARRETT’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER DOCUMENTS FILED BY STARRETT WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.

Any vote in respect of resolutions to be proposed at a Starrett shareholder meeting to approve the proposed transaction or related matters, or other responses in relation to the proposed transaction, should be made only on the basis of the information contained in the Proxy Statement. Shareholders may obtain a free copy of the Proxy Statement and other documents Starrett files with the SEC (when available) through the website maintained by the SEC at www.sec.gov. Starrett makes available free of charge on its investor relations website at www.starrett.com copies of materials it files with, or furnishes to, the SEC.

The proposed transaction will be implemented solely pursuant to the Merger Agreement, which contains the full terms and conditions of the proposed transaction.

Participants in the Solicitation

Starrett and certain of its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from Starrett’s shareholders in connection with the proposed transaction. Security holders may obtain information regarding the names, affiliations and interests of Starrett’s directors and executive officers in Starrett’s definitive proxy statement on Schedule 14A for its 2023 Annual Meeting of Shareholders, which was filed with the SEC on September 29, 2023, in Starrett’s Current Report on Form 8-K filed with the SEC on November 8, 2023 and in Starrett’s Current Report on Form 8-K filed with the SEC on January 5, 2024. Additional information concerning the interests of Starrett’s participants in the solicitation, which may, in some cases, be different than those of Starrett’s shareholders generally, are set forth in the Proxy Statement and may be set forth in other materials that may be filed with the SEC in connection with the proposed transaction when they become available. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the investor relations page of the Starrett’s website at www.starrett.com.

Cautionary Statement Regarding Forward Looking Statements

This Current Report includes forward-looking statements that involve substantial risks and uncertainties. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, our clinical results and other future conditions. The words “anticipate”, “believe”, “contemplate”, “continue”, “could”, “estimate”, “expect”, “forecast”, “goal”, “intend”, “may”, “plan”, “potential”, “predict”, “project”, “should”, “target”, “will”, “would”, or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements include, without limitation, statements regarding the proposed transaction; prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for Starrett’s business; the commercial success of Starrett’s products; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results or events may differ materially from those currently anticipated due to a number of factors. Factors that could cause future results to differ materially from such expectations include, but are not limited to: uncertainties as to the timing of the merger; uncertainties as to how many of Starrett’s shareholders will vote their stock in favor of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay the other party a termination fee pursuant to the Merger Agreement; the ability of the parties to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to the consummation of the proposed transaction, including the ability to secure regulatory approvals and shareholder approval on the terms expected, at all or in a timely manner; the effects of the transaction (or the announcement or pendency thereof) on relationships with associates, customers, manufacturers, suppliers, employees (including the risks relating to the ability to retain or hire key personnel), other business partners or governmental entities; transaction costs; the risk that the merger will divert management’s attention from Starrett ’s ongoing business operations or otherwise disrupts Starrett’s ongoing business operations; changes in Starrett ’s businesses during the period between now and the closing; certain restrictions during the pendency of the proposed transaction that may impact Starrett’s ability to pursue certain business opportunities or strategic transactions; risks associated with litigation; and other factors as set forth in Starrett’s Annual Report on Form 10-K/A filed with the SEC on September 27, 2023 and Starrett’s Quarterly Reports on Form 10-Q filed with the SEC on February 16, 2024 and November 13, 2023, and other reports filed with the SEC. The forward-looking statements in this Current Report speak only as of the date of this Current Report. Starrett undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as may be required by applicable law. The information set forth herein speaks only as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The L.S. Starrett Company
(Registrant)

Date: May 10, 2024	By:	/s/ John C. Tripp
	Name:	John C. Tripp
	Title:	Chief Financial Officer and Treasurer